Filed Pursuant to

Rule 424(b)(3)

Registration No. 333-256270

Prospectus Supplement No. 2

(to prospectus dated May 21, 2021)

Apartment Income REIT Corp.

7,825,000 Shares of Class A Common Stock

This prospectus supplement is being filed to update and supplement the information contained in the prospectus dated May 21, 2021 (as supplemented to date, the “Prospectus”), related to the issuance by us of 7,825,000 shares of our Class A Common Stock, par value $0.01 per share (“Class A Common Stock”), with the information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission (“SEC”) on August 5, 2021 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our Class A Common Stock is traded on the New York Stock Exchange (“NYSE”) under the symbol “AIRC.” On August 6, 2021, the closing price of our Class A common stock was $51.67 per share.

Investing in our securities involves risks. See “Risk Factors” beginning on page 2 of the Prospectus and in any applicable prospectus supplement.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the Prospectus or this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is August 9, 2021.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 5, 2021

APARTMENT INCOME REIT CORP.

APARTMENT INCOME REIT, L.P.

(Exact name of Registrant as Specified in Its Charter)

Maryland (Apartment Income REIT Corp.)	001-39686	84-1299717
Delaware (Apartment Income REIT, L.P.)	000-24497	84-1275621
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4582 SOUTH ULSTER STREET SUITE 1700 DENVER, Colorado	80237
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: 303 757-8101

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock (Apartment Income REIT Corp.)	AIRC	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ITEM 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) On August 4, 2021, each of Robert A. Miller, Kathleen M. Nelson, and Michael A. Stein informed Apartment Income REIT Corp. (“AIR”) and AIR-GP, Inc., the general partner of Apartment Income REIT, L.P. (“AIR OP,” together with AIR, the “Companies”) that he or she has decided not to stand for re-election as a director of AIR at its 2021 annual meeting of stockholders (the “2021 Stockholder Meeting”). Messrs. Miller and Stein and Ms. Nelson will continue to serve as a director of the Companies until the 2021 Stockholder Meeting. The decision of each is not the result of any disagreement with the Companies on any matter relating to their operations, policies, or practices.

ITEM 7.01 Regulation FD Disclosure.

On August 5, 2021, AIR issued a press release announcing the resignations of Messrs. Miller and Stein and Ms. Nelson and identified the three individuals to stand for election as independent directors at AIR’s 2021 Stockholder Meeting: Thomas N. Bohjalian, Kristin Finney-Cooke, and Margarita Paláu-Hernández.

A copy of the press release is furnished as Exhibit 99.1 to this report.

ITEM 9.01. Financial Statements and Exhibits.

The following exhibits are furnished with this report:

Exhibit No.	Description

99.1	AIR Press Release dated August 5, 2021.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

APARTMENT INCOME REIT CORP.

Dated: August 5, 2021	/s/ Lisa R. Cohn
Lisa R. Cohn President, General Counsel and Secretary

APARTMENT INCOME REIT, L.P. By: AIR-GP, Inc., its general partner

/s/ Lisa R. Cohn
Lisa R. Cohn President, General Counsel and Secretary